Exhibit 99.1

Gaming and Leisure Properties, Inc. Announces Chief Financial Officer Retirement

Wyomissing, PA. - April 25, 2018 - Gaming and Leisure Properties, Inc. (NASDAQ: GLPI) (the “Company”) today announced that William J. Clifford, Chief Financial Officer, will retire after 17 years with the Company and its predecessor, Penn National Gaming, Inc. Mr. Clifford’s retirement will be effective August 31, 2018 to provide time to identify his successor and ensure an orderly transition. Additional information about Mr. Clifford’s early retirement will be provided in a Form 8-K to be filed with the Securities and Exchange Commission.

“On behalf of the Board and everyone at the Company, I would like to thank Bill for his dedication to the Company and his many contributions during his tenure as CFO. During his tenure, he was instrumental in the exponential growth of Penn National Gaming and the Company’s emergence in 2013 in a tax-free spin-out from Penn.” said Peter Carlino, Chairman and Chief Executive Officer of the Company.

Mr. Clifford has over 30 years of experience in the gaming industry. He began his career with Penn National Gaming as Chief Financial Officer in October 2001. Prior to joining Penn, Mr. Clifford served as the Chief Financial Officer and Senior Vice President of Finance with Sun International Resorts, Inc., Paradise Island, Bahamas from March 1997 to July 2001. During Mr. Clifford’s noteworthy career, he also held positions with Treasure Island Hotel and Casino, Golden Nugget Hotel and Casino, Dunes Hotel and Casino, Aladdin Hotel and Casino, and Las Vegas Hilton. He began his career as an Agent in the Audit Division of the Nevada Gaming Control Board in Las Vegas and Reno.

The Company intends to engage a nationally recognized firm to conduct a search for a new Chief Financial Officer. Mr. Clifford will continue in his current role as CFO until May 4, 2018, at which point he will become a senior advisor to the Company and Steven T. Snyder will assume the role of Chief Financial Officer on an interim basis.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in triple-net lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI elected to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year.

Contact - Investor Relations

Hayes Croushore
T: 610-378-8396
Email: Hcroushore@glpropinc.com